Exhibit 10.81

26 November 2003

Priceline.com Incorporated

800 Connecticut Tumpike

Norwalk, CT 06854

Attn: Peter Millones / Joy Willing (Sullivan & Cromwell)

Fax: 203-299-8795 / 203-293-6330

Dear Sirs:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B on the Trade Date Specified below (the “Transaction”) on the terms set out below.  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

1.                                       The definitions and provisions contained in the 200 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation.  In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.  References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2000 ISDA Definitions.

If you and we are parties to the 1992 ISDA Master Agreement, (the “Agreement”), this Confirmation supplements, forms a part of, and is subject to such Agreement. Upon execution and delivery by you and us of the Agreement, this Confirmation shall supplement, form a part of, and be subject to such Agreement.  This Confirmation (together with all other Confirmation of Transactions previously entered into between us, notwithstanding anything to the contrary therein) supplement, form a part of, and are subject  to the Agreement.

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the law of the State of New York and each party hereby submits to the jurisdiction of the Courts of the State of New York.  For purposes of Section 6 of the Agreement, Second Method and Market Quotation shall apply to this Transaction.

Party A and Party B each represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

External ID: 8679461/V/NY	TCN: 533250002
A subsidiary of CREDIT SUISSE FIRST BOSTON	Registered Office as above. Regulated by the Financial Services Authority
CREDIT SUISSE FIRST BOSTON INTERNATIONAL is registered as unlimited in England under No. 2500199

In this Confirmation, “Party A” means Credit Suisse First Boston International, “Party B” means Priceline.com Incorporated.

2.	General terms of the Transaction:

	Notional Amount:	$45,000,000 subject to a Conversion Event, Redemption Event, Amendment Event, Repayment Event (as each term is defined below) or any other similar occurrences as determined by the Calculation Agent.

	Trade Date:	November 20, 2003

	Effective Date:	November 24, 2003

Termination Date:

The earlier of: (i) August 1, 2010, subject to adjustment in accordance with the Following Business Day Convention, and (ii) the Early Termination Date, subject to the Early Termination and Additional Termination Event provisions set forth below

Fixed Amounts:

	Fixed Rate Payer:	Party A

Fixed Rate Payer Payment Dates:

Each February 1st and August 1st, commencing on February 1, 2004 and ending on August 1, 2010, inclusive with the final Payment Date on August 1, 2010, subject to adjustment in accordance with the Following Business Day Convention, using no Adjustment of Period End Dates; provided, however, that upon a Redemption Event or Conversion Event, Party A’s obligation to pay the Fixed Amount in respect of the related Terminated Amount (as defined below) shall terminate.

	Fixed Rate:	1.00%

	Accrued Fixed Amounts Upon a Redemption or Conversion Event:	In the event of a Redemption Event, Party A shall pay any accrued but unpaid fixed

Amounts in respect of the related Terminated Amount to, but excluding, the date fixed for such redemption pursuant to the terms of the Indenture. In the event a Conversion Event, no Fixed Amounts accrued but unpaid since the most recent Fixed Rate Payer Payment Date in respect of the related Terminated Amount shall be paid upon such Conversion Event.

Fixed Rate Day Count Fraction:	30/360 unadjusted

Floating Amounts:

Floating Rate Payer:	Party B

Floating Rate Payer Payment Dates:

Each March 31st, June 30th, September 30th and December 31st, commencing on December 31, 2003, and ending on August 1, 2010, inclusive with the final Payment Date on August 1, 2010, subject to adjustment in accordance with the Modified Following Business Day Convention, using Adjustment of Period End Dates, subject to Early Termination ; provided, however, that upon a Redemption Event or Conversion Event, Party B’s obligation to pay the Floating Amount in respect of the related Terminated Amount shall terminate.

Floating Rate for initial Calculation Period:	1.17% (not including Floating Rate Spread)

Floating Rate Option:	USD-LIBOR-BBA

Accrued Floating Amounts Upon a Redemption or Conversion Event:

In the event of a Redemption Event, Party B shall pay any accrued but unpaid Floating Amounts in respect of the related Terminated Amount to, but excluding, the date fixed for such redemption pursuant to the terms of the Indenture.  In the event of a Conversion Event, no Floating Amounts accrued but unpaid since the most recent Floating Rate Payer Payment Date in respect of the related Terminated Amount shall be paid upon such Conversion Event.

Designated Maturity:	3 months; except in respect of the first and last interest periods, for which an interpolation of 3 month and 1 month U.S. Dollar LIBOR-BBA rate shall apply.

Floating Rate Spread:

-2.21% through August 1, 2008; provided that on August 1, 2008 (the “Floating Rate Spread Reset Date”), the Floating Rate Spread shall be reset to a level which is commercially reasonable, in the sole judgment of Party A.

Floating Rate Day Count Fraction:	Actual/360 adjusted

Reset Dates:	The First day of each Calculation Period

Compounding:	Inapplicable

Early Termination:

Early Termination Upon Redemption or Conversion:

If Party B receives notice of a Conversion Event (defined below) with respect to any Reference Bonds or in the event of a Redemption Event (defined below), Party B shall immediately (and no later than one (1) Business Day following receipt of such notice) provide written notice (each a “Termination Notice”) to Party A, specifying the details of such event, including the principal amount of Reference Bonds being converted or redeemed.

Notional Adjustment:	If Party A receives a Termination Notice, then a portion of this Transaction shall terminate equal to the Notional Amount multiplied by the Termination Ratio (defined below) (the

“Terminated Amount”) and the Calculation Agent shall reduce the Notional Amount of this Transaction by the Terminated Amount.

There shall be no payment due to either party hereunder under Section 6 of the Agreement in respect of a Terminated Amount.

Notwithstanding any right of Party B to reissue or resell the Reference Bonds, Party A has no obligation to increase or otherwise take into consideration any such reissued or resold Reference Bonds in respect of the Notional Amount.

Conversion Event:	The Conversion of all or a portion of the Reference Bonds into Shares by the Issuer pursuant to the terms of the Indenture.

Redemption Event:	The redemption of all or a portion of the Reference Bonds by the Issuer pursuant to the Indenture

Termination Ratio:

With respect to any Conversion Event or Redemption Event, the ratio of (a) the principal amount of the Reference Bonds converted or redeemed in connection therewith to (b) the total principal amount of Reference Bonds originally issued.

Reference Bonds:

Party B’s (also sometimes referred to as the Issuer’s) $125,000,000 aggregate principal amount of 1.00% Convertible Senior Notes, CUSIP 741503AB24, convertible into shares of $0.008 par value common stock of Party B (the “Shares”).

Indenture:	The Indenture dated as of February 20, 2002 between the Issuer and U.S. Bank National Association, as trustee, as amended or supplemented from time to time.

Business Days:	London and New York

Calculation Agent:

Party A; provided, however, if an Event of Default has occurred and is continuing with respect to Party A, then a third party mutually acceptable to both Party A and Party B will be selected to be the Calculation Agent by Party B, from the list of preapproved third parties.

3.                                       Additional Termination Events:

3.1                                 The parties hereto agree that (i) the occurrence of any of the following shall automatically be an Additional Termination Event with respect to Party B in which Party B is the sole Affected Party and this Transaction is the only Affected Transaction, and (ii) notwithstanding anything to the contrary in the Agreement, Party A may designate the date of the occurrence of any of the following events, or any date thereafter, as the Early Termination Date and Party B hereby agrees that, upon prior written notice thereof by Party A, such notice shall be deemed effective for purposes of Section 6 of the Agreement.

(a)                                  An Amendment Event occurs (in which case the entirety of this Transaction shall be subject to termination); or

(b)                                 A Repayment Event occurs (in which case this Transaction shall only be subject to termination in respect of the Additional Terminated Amount (defined below)).  The Calculation Agent shall reduce the Notional Amount by the Additional Terminated Amount and, for the avoidance of doubt, the terms of this Transaction shall continue to apply to the remaining Notional Amount, if any.

3.2                                 As used in this Section 3:

“Amendment Event” means that the Issuer amends, modifies, supplements or waives any term of the Indenture or the Reference Bonds if such amendment, modification, supplement or waiver has a material effect on this transaction or a material adverse effect on Party A’s ability to hedge all or a portion of this Transaction.

“Repayment Event” means that (a) any Reference Bonds are repurchased or redeemed (in each case whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by the Issuer, (b) any Reference Bonds are delivered to the Issuer in exchange for delivery of any property or assets of the Issuer or any of its affiliates

(howsoever described), (c) any principal of any of the Reference Bonds is repaid prior to the scheduled maturity date of the Reference Bonds (whether following acceleration of the Reference Bonds or otherwise), or (d) any Reference Bonds are exchanged by or for the benefit of holders thereof for any other securities of the Issuer or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction.

“Additional Terminated Amount” means the Notional Amount multiplied by the ratio of (a) the principal amount of the Reference Bonds subject to the Repayment Amount to (b) the total principal amount of Reference Bonds originally issued

4.                                       Additional Party B Covenants and Representations:

4.1                                 Party B agrees to notify Party A in writing immediately, and in no event later than within one (1) Business Day of the date Party B receives, or is deemed to receive, notice of such Event, of the occurrence of any Conversion Event, Redemption Event, Amendment Event or Repayment Event.  Such notice shall include a detailed description of any such Amendment Event, shall identify the nature of any such Repayment Event and the principal amount of the Reference Bonds being paid and contain details of any Conversion Event or Redemption Event.

4.2                                 Party B hereby represents that, on the Trade Date, it is not in possession of any material non-public information concerning the Issuer or the Reference Bonds and it has publicly disclosed all material information concerning the Issuer and the Reference Bonds as may be required to allow Party B to purchase or sell Shares or the Reference Bonds in compliance with the applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise) required to be disclosed.

5.                                       Master Agreement Provisions:

The following terms will apply to this Transaction as if such terms were in the Schedule to the 1992 ISDA Master Agreement referenced in the third paragraph of the Confirmation.  Any reference to the “Agreement” shall be deemed a reference to such 1992 ISDA Master Agreements supplemented by the following terms.

(a)                                  Credit Support Document.  Details of any Credit Support Document: Collateral Appendix, attached.

(b)                                  Governing Law.  The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the law of the State of New York and each party hereby submits to the jurisdiction of the Courts of the State of New York.

(c)                                  Recording of Conversation.  Each party to this Agreement acknowledges and agrees to the tape recording of conversations between the parties to this Agreement whether by one or other or both of the parties and each party hereby consents to such recordings being used as evidence in Proceedings.

(d)                                  Waiver of Right to Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.  Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable by, among other things, the mutual waivers and certifications in this Section.

6.                                       Account Details:

Interest Rate Swap Transaction:

Payments to Party A:	To be advised

Payments to Party B:	To be advised

Credit Suisse first Boston International is regulated by The Financial Services Authority and has entered into this transaction as principal.  The time at which the above transaction was executed will be notified to Party B on request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

		By:	/s/ Damian Brettkelly
		Name:	Damian Brettkelly
		Title:	Assistant Vice President
OTC Derivative Support Group

Confirmed as of the date first written above:

PRICELINE.COM INCORPORATED

By:	/s/ Robert J. Mylod
Name:	Robert J. Mylod
Title:	Chief Financial Officer

COLLATERAL APPENDIX IN RESPECT OF THE CONFIRMATION
OF THE TRANSACTION BETWEEN
CREDIT SUISSE FIRST BOSTON INTERNATIONAL
AND
PRICELINE.COM INCORPORATED

(External ID: 8679461; TCN: 533250002)

This Appendix constitutes a security agreement under Articles 8 and 9 of the Uniform Commercial Code of the State of New York (the “UCC”) with respect to any Collateral.

1.                                       Definitions:

1.1                                 In this Appendix, the following expressions have the following meanings:

“Agency” means the Government National Mortgage Association (“GNMA”), the Federal National Mortgage Association (“Fannie Mae”), and the Federal Home Loan Mortgage Corporation (“Freddie Mac”).

“Agency Notes” means registered, unsecured, unsubordinated negotiable debt obligations issued by Fannie Mac or Freddie Mac, other than Agency Pass-Through Mortgage Securities or Agency CMO/REMICs, or issued on behalf of all the Federal Home Loan Banks in the Federal Home Loan Bank System and constituting the joint and several obligation of all the Federal Home Loan Banks, and, in any such case, having a remaining maturity of no more than fifteen (15) years.

“Agency Pass-Through Mortgage Securities” means registered securities commonly referred to as “Pass-Through Securities” representing fractional undivided interests in pools of mortgages issued and/or guaranteed by an Agency.

“Banking Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in (a) London and New York, and (b) in the case of a Transfer of Permitted Collateral (i) the location of the account into which such Transfer is to be made, and (ii) either, in the case of a Transfer of Cash, the principal financial centre of the currency of such Cash or, in the case of a Transfer of other Permitted Collateral, the location of the account out of which such Transfer shall be made and, if different, the place where the Transfer will be registered (if applicable);

“Cash” means US Dollars and such other currency or currencies as may from time to time be acceptable to the Secured Party for the purposes of this Appendix;

“Cash Collateral” means Collateral comprising Cash;

“Collateral” means all the Permitted Collateral Transferred to and held by or for the Secured Party pursuant to this Appendix (for the avoidance of doubt including, without limitation, Initial Collateral) together  with all proceeds, distributions, substitutions for and additions to the foregoing in accordance with this Appendix and which has not been retransferred to the Pledgor;

“Initial Collateral” means Permitted Collateral Delivered to Party A by Party B pursuant to Paragraph 4;

“Permitted Collateral” means collectively Cash, US Treasuries and such other assets as may from time to time be acceptable to the Secured Party for the purposes of this Appendix;

“Pledgor” means Party B;

“Quasi Agency Obligations”  means the negotiable debt obligations of the US Government National Mortgage Association, the US Federal National Mortgage Association, the US Federal Home Loan Mortgage Corporation, the US Student Loan Marketing Association or a US Federal Home Loan Bank;

“Relevant Percentage” means, on any date, the percentage appearing below opposite the relevant Permitted Collateral:

Type of Permitted Collateral	Relevant Percentage

US Government Obligations:
with a Residual Maturity of less than one year	100%
with a Residual Maturity equal to or greater than 1 year but less than 5 years	98%
with a Residual Maturity equal to or greater than 5 year but less than 10 years	97%
with a Residual Maturity equal to or greater than 10 year but less than 30 years	95%

Agency Notes	93%

Agency Pass-Through Mortgage Securities	95%

Vanilla Agency CMO/REMIC	92%

Other Permitted Collateral (excluding US Dollars)	such percentage as shall from time to time be specified by the Valuation Agent;

Notwithstanding anything to the contrary contained in this Appendix, on any date, for either party:

(i)             the aggregate value of Agency Notes, Agency Pass-Through Mortgage Securities and Vanilla Agency CMO/REMICs comprising the Posted Collateral of a party shall not exceed USD 70,000,000.

(ii)          In the case of Agency Pass-Through Mortgage Securities, the underlying mortgages are required to be issued AFTER July 18, 1984.

“Required Amount” means, in respect of any party on any date, an amount expressed in US Dollars, agreed upon (orally or in writing) by Party A and Party B on such date or, if Party A and Party B are unable promptly to agree upon an amount on such date, the sum of:

(a)                                  the Value of the Permitted Collateral required to be Delivered and maintained pursuant to Paragraph 4; and

(b)                                 the amount, if any, determined by the Valuation Agent, which would be payable by the Pledgor to the Secured Party under Section 6(e)(ii)(1) of the Agreement if an Early Termination Date were to occur in respect of this Transaction on such date, as a result of a Termination Event on the basis that the Secured Party is not the Affected Party and provided that Loss will be determined by the Valuation Agent using its estimates of the total losses and costs (or gain, in which case expressed as a negative number) that would be borne by Party A upon an Early Termination of this Transaction (as that term is defined in the definition of Loss); provided that the amount calculated under this provision (b) shall be deemed to be zero whenever the calculation described herein produces a number less than zero;

“Residual Maturity” means, on any date, in respect of any Permitted Collateral comprising securities, the residual maturity of such securities as of such date;

“Secured Party” means Party A;

“Transfer” or “Transferred” means the transfer by one party to the other party (or its account) of Permitted Collateral:

(a)                                  in the case of Cash, by wire transfer into one or more bank accounts specified by the recipient;

(b)                                 in the case of Permitted Collateral that cannot be delivered by book entry, by delivery in appropriate physical form for transfer and accompanied by duly executed instruments of transfer in blank and such other documentation as the recipient of such transfer may at any time reasonably request; or

(c)                                  in the case of Permitted Collateral (other than Cash) that can be delivered by book entry, by giving written instructions to a Federal Reserve Bank, or the Euroclear

S.A./N.V. or Clearstream Bank, société anonyme clearing systems, or any other depositary institution or entity agreed between the parties, together with a written copy thereof to the recipient of such Permitted Collateral, which if complied with would result in a legally effective transfer of the relevant interest to such recipient; or

(d)                                 by any other method mutually acceptable to the parties;

As used herein, “Transfer” is intended to have the same meaning as when used in UCC Section 8-313 or, where applicable, in any federal regulation governing transfers of Permitted Collateral;

“Treasury Securities” means negotiable, registered debt obligations issued by the U.S. Treasury Department, but excluding principal-only and interest-only Treasury strips.

“US Dollars” and “US$” means the lawful currency of the United States of America;

“US Government Obligations” means the negotiable debt obligations of the United States of America issued by the US Treasury Department or any other agency thereof, or negotiable debt obligations which are fully guaranteed or guaranteed as to principal and interest by the United States of America, provided that such obligations shall have a Residual Maturity as of the date of their Transfer to the Secured Party of less than ten (10) years, and, for the avoidance of doubt, Quasi Agency obligations shall not constitute US Government Obligations;

“Valuation Agent” means Party A;

“Valuation Date” means any New York Business Day during the operation of this Collateral Appendix; and

“Value” means on any date:

(a)                                  with respect to US Dollars, the amount thereof;

(b)                                 with respect to Cash comprising currencies other than US Dollars, the equivalent amount thereof in US Dollars, determined by the Valuation Agent, multiplied by the applicable Relevant Percentage.

(c)                                  with respect to any US Government Obligations, the bid price for such US Government Obligations, obtained by the Valuation Agent and expressed in US Dollars, multiplied by the applicable Relevant Percentage; and

(d)                                 with respect to any other Permitted Collateral, the fair market value thereof (expressed in US Dollars) on such date as determined in any reasonable manner by the Valuation Agent multiplied by the applicable Relevant Percentage.

“Vanilla Agency CMO/REMICs”  means registered, negotiable certificates representing undivided interests in a pool of Agency Pass-Through Mortgage Securities that (i) rank pari passu with the highest debt class for payment priority in the relevant issuance; (ii) are listed on the Bloomberg or Intex (or a respective successor) listing service, as planned amortization class (“PAC”) or sequential obligations with modeled cash flows; (iii) pay principal and interest on a monthly basis; and (iv) have pool numbers; but excluding: (A) interest-only or principal-only securities; (B) securities commonly known as “Z”, ‘accural’, or ‘accretion’ bonds; (C) securities commonly known as ‘compartion’ or ‘support’ bonds; (D) Derivatives; and (E) securities representing residual interests in any mortgage pool.

1.2                                 References to Paragraphs are to Paragraphs of this Appendix.

2.                                       Grant of Security Interest:

2.1                                                                                 As continuing security for the payment and discharge of all its obligations under the Agreement and subject to Paragraph 2.2, the Pledgor, as sole beneficial owner hereby pledges and grants to the Secured Party a first priority security interest in, lien on, and right of set-off against, the Collateral and agrees to do all acts and execute and deliver all documents necessary to ensure that the Collateral remains at all times subject to the pledge and security interest referred to in this Paragraph 2.

2.2                                 Although the parties intend that the Pledgor shall have no continuing right, title or interest in or to Cash Collateral, in the event that the Pledgor is deemed to have any right, title or interest therein, the foregoing Paragraph 2.1 shall apply to such Cash Collateral.

2.3                                 The rights of the Secured Party with respect to any Collateral Transferred hereunder shall include, in addition to and without limiting any other rights provided for in this Appendix, the right on any terms to use, commingle, sell, pledge, repledge, hypothecate, assign, or otherwise dispose of such Collateral, provided that no such transaction shall relieve the Secured Party of its obligations to return such Collateral pursuant to this Appendix.

3.                                       Conditions Precedent:

Any obligation on the part of the Secured Party to make a Transfer pursuant to this Appendix is subject to the following conditions precedent:

(a)                                  no Event of Default, Termination Event and/or any event or condition that with the giving of notice or passage of time, or both, would constitute such an Event of

Default or Termination Event, has occurred and is continuing as of the date for such Transfer with the Pledgor as the Defaulting Party or the Affected Party (as the case may be); and

(b)                                 no breach by the Pledgor hereunder of any obligation to the Secured Party for any payment or delivery arising otherwise than under the Agreement has occurred and is continuing as of the date for such Transfer.

4.                                       Initial and On-going Collateral:

On the Trade Date, Pledgor shall Deliver to Secured Party Permitted Collateral, having a Value not less than 3.00% of the Notional Amount, in accordance with the delivery instructions in Section 6 of the Confirmation.

5.                                       Delivery of Collateral:

Where, on any Valuation Date, the Required Amount exceeds the Value of the Collateral held by the Secured Party on such date, the Pledgor shall, if requested by the Secured party.  Transfer to the Secured Party Permitted Collateral having a Value equal to such excess (rounded upwards to the nearest integral multiple of US$100,000) within two (2) Banking Days of such request.

6.                                       Return of Collateral:

6.1                                                                                 Where, on any Valuation Date, the Value of Collateral held by the Secured Party exceeds the Required Amount on such date, the Secured Party shall notify Pledgor of such excess and, if requested by the Pledgor and subject to Paragraph 3, Transfer to the Pledgor Collateral having a Value equal to such excess (rounded downwards to the nearest integral multiple of US$100,000) within three (3) Banking Days of such request.

6.2                                 The Secured Party may in lieu of returning to the Pledgor any Collateral comprising securities (as such term is defined in the UCC) return securities which are fungible (as such term is used in Section 1-201(17) of the UCC) therewith in satisfaction of its obligations under this Paragraph 6.

7.                                       Interest on Cash Collateral:

7.1                                                                                 Cash Collateral shall accrue interest for the benefit of the Pledgor at a rate equal to the overnight rate for deposits in US Dollars as displayed on Telerate page 118 and will be compounded on each Business Day provided that if, for any reason, Telerate page 118 shall be unavailable or any Cash Collateral shall comprise a currency other than US Dollars interest shall accrue at such rate and be compounded on such days as the Secured Party shall reasonably determine.

7.2                                 Interest accruing hereunder on Cash Collateral shall accrue from the date that the deposit of such Cash is confirmed to or to the order of the Secured Party and, subject to Paragraph 3, shall be paid to the Pledgor within three (3) Banking Days of the last day of each month, provided that such interest shall only be paid to the Pledgor to the extent that such interest when added to the Value of the Collateral, as of the date of such payment, exceeds the Required Amount on such date and any such interest not paid to the Pledgor shall be an accretion to the Collateral.

8.                                       Substitution:

The Pledgor may, with the prior consent of the Secured Party (such consent not to be unreasonably withheld, conditioned or delayed ), substitute other Permitted Collateral for existing Collateral.  In the event of the Secured Party granting its consent thereto the pledgor shall pay all the costs involved in effecting such substitution and, subject to Paragraph 3, the Secured Party shall Transfer to the Pledgor the existing Collateral which is the subject of the substitution as soon as practicable after the Secured Party shall be satisfied that it has received Permitted Colleteral in replacement therefor having a value, on the date of Transfer, not less than that of the Collateral being substituted.

9.                                       Responsibility for and Care of Collateral:

9.1                                 Subject to Paragraph 12 all rights and powers conferred on or exercisable by the registered holder, bearer or legal owner of the Collateral (excluding Cash Collateral) shall be exercisable by the Pledgor or as the Pledgor shall direct and the Pledgor shall remain liable to observe and perform all conditions and obligations in respect of the Collateral (excluding Cash Collateral).  The secured Party shall, upon its receiving express and unequivocal instructions from the Pledgor, take all action necessary on its part to ensure that all such rights and powers are exercised in accordance with the Pledgor’s instructions, provided that the Secured Party shall not be obliged to act in accordance with the Pledgor’s instructions where: (a) such instructions involve any expense, and such expense has not been funded in advance by the Pledgor; or (b) to act in accordance with such instructions may reduce or in any way prejudice the value of such Collateral.  The Secured Party agrees to promptly forward to the Pledgor all communications, notices or other information received by the Secured Party in respect of the Collateral.

9.2                                 The Pledgor hereby undertakes not to exercise such rights as it may have retained in respect of the Collateral in such a way as to reduce or prejudice in any way the value of the Collateral.

9.3                                 The Parties acknowledge and agree that upon the Transfer of Collateral to the Secured Party, or to an agent or custodian to receive and hold Collateral for or on behalf of the Secured Party, such Collateral will not necessarily be registered in the Pledgor’s name.

10.                                 Representations, Warranties and Undertakings:

Each of the Secured Party and the Pledgor represents and Warrants that the provisions of section 3 of the Agreement apply in full force and effect and, without limiting the foregoing:

(a)                                  it has the power to enter into the Transaction and to execute and deliver this Confirmation and perform its obligations hereunder (including, for the avoidance of doubt, under this Appendix);

(b)                                 its obligations under the Transaction (including, for the avoidance of doubt, under this Appendix) constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(c)                                  it has taken all necessary action to authorise such entry, execution, delivery and performance;

(d)                                 such entry, execution, delivery and performance do not violate or conflict with any applicable law, any provision of its constituent documents, any order or judgement of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(e)                                  with respect to the Pledgor only, it is and, subject to the Transaction, the Pledge created hereunder and the terms of this Confirmation (including this Annex), will at all times to the sole, lawful and beneficial owner of the Collateral free from all encumbrances and forms of security interests (except for the charge or other security interest, howsoever described, created hereby), and no other person (other that the Secured Party) has, or will at any time have, any proprietary right or interest therein;

(f)                                    with respect to the Pledgor only, except for the first priority security interest (howsoever described) in favor of the Secured Party and subject to the Transaction, the Pledge created hereunder and the terms of this Confirmation (including this Annex), no person has, (or in the case of after-acquired Collateral, at the time the Pledgor acquires rights therein, will have) any right, title, claim or interest (by way of charge, lien, mortgage, pledge, security interest (however described) or other encumbrance, or otherwise) in, against or to the Collateral;

(g)                                 it will not (without the prior written consent of the Secured Party at any time) sell or agree to sell or otherwise dispose of, or agree to dispose of, the Collateral; and

(h)                                 it will ensure, so far as it is able, that the Collateral is and at all times remains free from any restrictions on transfer.

11.                                 Events of Default:

Notwithstanding anything to the contrary in the Agreement, the occurrence at any time of any of the following events constitutes an Event of Default with respect to the defaulting Party for the purposes of the Agreement:

(a)                                  failure by either Party to Transfer Permitted Collateral in accordance with Paragraph 4,5 and 6, if such failure is not remedied within one (1) Banking Day of notice of such failure being given to such defaulting Party;

(b)                                 failure by either Party to comply with or perform any other provision required to be complied with or performed by it if such failure is not remedied within seven (7) days of notice of such failure given to such defaulting Party;

(c)                                  the failing or ceasing of any provision of the Confirmation (including this Appendix) to be in full force and effect prior to the satisfaction by the Pledgor of all its obligations to the Secured Party under the Agreement; or

(d)                                 either Party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, any part of the Confirmation (including this Appendix).

12.                                 Secured Party’s Rights and Remedies:

Upon the occurrence and continuance of any Event of Default with respect to the Pledgor or any Termination Event, or the breach by the Pledgor of any payment or delivery to the Secured Party otherwise than under the Agreement, the Secured Party may, to the extent permitted by applicable law, exercise as to all Collateral then held by the Secured Party the rights and remedies of a secured party under the UCC and as otherwise provided by law and, in addition, at its sole option and without notice to or demand upon the Pledgor, may exercise any or all of the following remedies:

(a)                                  set off the Secured Party’s obligation to repay any Cash to the Pledgor, against any amounts owing to the Secured Party by the Pledgor; and/or

(b)                                 liquidate and apply all or any part of any Collateral other than Cash in any manner deemed commercially reasonable by the Secured Party, with the proceeds of such liquidation constituting Cash Collateral hereunder; and/or

(c)                                  set off the Value of such Collateral against any amounts owing to the Secured party by the Pledgor.

13.                                 Delivery Default:

If the Pledgor fails to make, when due, any Transfer of Collateral, it shall pay to the Secured Party, to the extent permitted under applicable law, an amount equal to interest at the [Default Rate] (as that expression is defined in the Agreement) multiplied by the Value of the Collateral which was required to be Transferred, from (and including) the date that such Collateral was required to be Transferred to (but excluding) the date of the Transfer.  This interest will be calculated on a daily rate by reference to the actual number of days elapsed.

14.                                 Currency Conversion:

The equivalent on any day in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) shall be an amount in the first currency equal to the amount which the Valuation Agent would have received if the Valuation Agent had on such day made a purchase of the first currency with such amount of the second currency at its then prevailing offered spot rate of exchange.

15.                                 Security and Performance Assurance:

For the avoidance of doubt the parties agree that:

(a)                                  Cash Collateral, is not and shall not be deemed to be “client money” for the purposes of the Financial Services Authority Client Assets Rules (the “Rules”), as amended from time to time, and as a consequence such Cash will not be segregated from that of the Secured Party, will be used by the Secured Party in the ordinary course of its business and will not be subject to the protections conferred by the Rules.  In such circumstances the Pledgor will be a general creditor of the Secured Party; and

(b)                                 Collateral constitutes security and performance assurance without which the Secured Party would not otherwise enter into and continue any and all Transactions.

17.                                 Notices:

Any notice or demand to be given to or made by the Secured Party or the Pledgor pursuant to this Appendix shall be made as specified in Section 12 of the Agreement save that such notice or demand:

(a)                                  if given to the Secured Party, shall be given to or made in accordance with the following details:-

Address:	One Cabot Square, London E14 4QJ England
Telephone:	0207 883 8083
Facsimile:	0207 883 7987
Telex:	264521	Answerback:	CSFBIG
Swift:	CSFP GB 2L
Attention:	CSFBi Operations Settlements

or in accordance with such other details as the Secured Party may from time to time notify (in acordance with the terms of this Paragraph 17) to the Pledgor; and

(b)                                 shall be deemed to be effective at the time such notice is actually received unless such notice is received on a day which is not a Banking Day, or after 4.00 p.m. London time on any Banking Day, in which event such notice shall be deemed to be effective at 9.00 a.m. London time on the next succeeding Banking Day.

18.                                 Documentation and Inconsistency:

The parties agree to execute a collateral agreement (or such other of documentation as Party A deems appropriate) in the form provided by Party A, subject to good faith negotiation, as an appendix to the Agreement